Exhibit 4.14

(Unofficial English translation from Hebrew original)

PERSONAL / SPECIAL EMPLOYMENT CONTRACT

Made and signed in Nesher on November 28, 2000

Between:	Mr Eliyahu Zehavi

of 3 Kariv Street, Haifa 34761

(hereinafter – the “Employee”)

of the one part

And:	Mazor Robotics Ltd.

of Nesher Technion Science Park, POB 212, Nesher 36601

(hereinafter – the “Company”)

of the other part

Whereas	the Company wishes to employ the Employee as CTO responsible for the Company’s R&D and engineering on the technological incubator track;

Whereas	the Employee has expressed his consent to work for the Company as CTO; and

Whereas	the Company wishes to regulate the terms and conditions of the Employee’s employment with and retirement from the Company, in accordance with and as provided below in this contract;

accordingly, it is provided between the parties as follows:

1.	(a)	The recitals to this contract constitute an integral part thereof and the provisions thereof bind the parties equally in respect of the terms and conditions of this contract.

(b)
The parties warrant that the Employee’s position is one requiring a special degree of personal trust within the meaning thereof in section 30(a)(5) of the Hours of Work and Rest Law, 5711-1951, and that the provisions of this Law shall not apply to the Employee’s employment by the Company.

(c)	The Company’s working days are Sundays to Thursdays; insofar as necessary, the Employee shall also work on Fridays.

2.	This contract shall commence on January 1, 2001.

3.	In consideration for his overall employment in the Company’s service, the Company shall pay the Employee as follows:

(a)	A gross monthly salary of NIS 19,000 for a full-time position (hereinafter – the “salary”).

On the date on which the Company raises an amount exceeding US$ 800,000 (hereinafter – “the first milestone”), the salary shall rise to NIS 26,000 gross. On the date on which the Company raises an amount exceeding US$ 2,000,000, the salary shall rise to NIS 33,000 gross.

This salary constitutes the full and final consideration for all the Employee’s work during the week and he shall not have any claim for additional compensation or additional recompense, including in respect of overtime.

The salary and the salary scales detailed above shall be linked to the consumer price index and shall be revised once a quarter.

(b)	The Employee is entitled to a leave quota of 18 days a year (for a full-time position).

The Employee is not entitled to accrue leave days in excess of 36 days.

(c)	The Employee is entitled to a sick day quota days as provided in the law.

(d)	The Employee shall join an insurance plan immediately upon the employment’s commencement.

The Company shall deduct 5% from the salary mentioned in section (a) for this plan and is making a provision for him at a rate of 13.1/3%, such being each and every month. The employer’s provision includes 5% for provident payments and 8. 1/3% for severance pay.

It is hereby agreed that the Company’s insurance provisions in respect of severance – 8. 1/3% - shall be in lieu of / shall constitute part of severance pay.

In addition, the Company shall provide up to 2.5% of the Employee’s salary for the purpose of loss of working capacity insurance.

On the date of termination of the Employee’s employment with the Company, the executive insurance policy shall be transferred in full to the Employee’s title.

(e)
On attainment of the first milestone, the Employee shall join a vocational studies fund, and the Company shall provide 7.5% of the salary and the Employee shall provide 2.5% to the vocational studies fund.

(f)
The Employee shall be entitled to a car on the level of a Renault Megane from the date of commencement of his employment with the Company. The Company shall pay all the expenses relating to the car and the Employee shall pay the tax attribution. On attainment of the first milestone, the car shall be replaced by one on the level of a Mazda Lantis.

(g)
From the date of commencement of his employment with the Company until the date of termination of his employment with the Company, the Employee shall receive a cellular telephone, the expenses of which shall be paid by the Company.

4.
This personal contract is in lieu of the various collective agreements; however, collective agreements applicable at law to all employees in Israel, including cost-of-living adjustments (which shall also apply to the salary scales detailed in section 3(a) above), shall also apply to the Employee. Without prejudice to the generality of the aforesaid, it is expressed that notwithstanding the physical location of the Company’s activity, the Employee’s employment shall not be governed by any wage terms or ancillary terms or any other terms that are not expressly mentioned in this personal contract.

For the avoidance of doubt, it is expressed that the Employee shall not be governed by the employment contracts applicable at the Technion in general to the administrative and technical employees and to the academic staff. During the term of his employment with the Company, the Employee may not engage in any other work or fill any other position without obtaining the written approval of the Company’s board of directors.

5.
During the term of his employment with the Company, the Company shall treat the Employee with customary fairness. The Employee shall perform his position loyally and conscientiously as customary, and shall devote his time and the best of his professional knowledge and experience to the Company in accordance with the instructions of his superiors.

6.	(a)
The Employee is required to keep the secrets of the Company and entities with which he deals, and to maintain the confidentiality of any commercial or professional information or patent or idea or development and the like reaching him in the course of his employment and/or developed by him, not to make any use thereof and not to allow others who are not employees of the Company. Any confidential information as aforesaid reaching him in the course of his employment, or in consequence of his employment with the Company, shall be deemed a secret of the Company, and the above prohibition also applies to it.

Without prejudice to the generality of the aforesaid, the Employee may not publish information relating to or deriving from his employment with the Company in any journal or at any conference, without prior written and express approval. All the aforesaid also applies to information of any person or entity whom or with which the Company has ties. The Employee’s obligations pursuant to this section shall remain valid after the termination of his employment with the Company, without limitation as to time or place.

The Employee must notify the Company of any idea, invention or development made by him in the scope of his employment with the Company and of any idea, invention or development made by him that is relevant to the Company’s spheres of engagement.

Ideas, inventions, developments, changes and improvements therein and any invention step as aforesaid, whether or not they are patentable in Israel and/or overseas, which are attained by the Employee during the term of his employment with the Company, shall belong to the Company, shall be submitted for registration by the Company and shall form part of its assets. Copyright in the Employee’s work on developments and ideas steered by him during the term of his employment with the Company shall also belong to the Company.

(b)
This contract is not intended to prejudice the Employee’s basic right to work after the termination of his employment with the Company, in the professional sphere of his education and experience. However, the Employee agrees in advance that at the time of exercising the aforesaid right and for three years after the termination of his employment with the Company, he shall not use any information and know-how reaching him or acquired by him in consequence of his employment with the Company (if they are related to the Company’s business and are not in the public domain) for the purpose of competition or assisting competition with the Company’s business or the business of affiliates, subsidiaries or related companies of the Company.

7.
If the Company wishes to terminate this contract, it may do so on prior notice of 30 days, or earlier notice, if such is necessary in light of the Employee’s functioning in the Company and the need to replace him in an orderly manner.

The Company may terminate the contract immediately, provided that it pays the Employee an amount in the equivalent of one month’s salary.

If the Employee wishes to terminate his employment, he must notify the Company thereof in writing 30 days in advance.

8.	(a)
For the avoidance of doubt and without derogating from the provisions of section 7 above, the Company may terminate the Employee’s employment forthwith and without prior notice in the event of a grave breach of trust or if he is suspected, in connection with his work, of an offence involving moral turpitude.

(b)
If the Company terminates the Employee’s employment in the circumstances mentioned in sub-section (a) above, the Company’s management may decide that the Employee shall not be entitled to receive any payment on account of severance pay and/or consideration due to him in the prior notice period.

(c)
If the employment is terminated because of the suspected commission of an offence as mentioned in sub-section (a) above, and the Employee is subsequently acquitted, the Company shall pay the Employee those amounts to which he would have been entitled on his employment’s termination had it been terminated other than in accordance with this section.

9.
The terms and conditions of this personal contract are personal. The Employee is required to maintain full confidentiality in respect thereof. The Employee’s signature on the annexed copy constitutes his consent to these terms and conditions.

As witness the hands of the parties:

The Company By: /s/ Moshe Shoam Name: Moshe Shoam By: /s/ Zohar Gendler Name: Zohar Gendler	The Employee /s/ Eliyahu Zehavi Name: Eliyahu Zehavi

ANNEX TO PERSONAL EMPLOYMENT CONTRACT

Made and signed on January 2003

Between:	Mr Eliyahu Zehavi

of 3 Kariv Street, Haifa 34761

(hereinafter – the “Employee”)

of the one part

And:	Mazor Robotics Ltd.

of Nesher Technion Science Park, POB 212, Nesher 36601

(hereinafter – the “Company”)

of the other part

Whereas
on November 28, 2000 an employment contract (hereinafter – the “contract”) was executed between the Company and the Employee, in the scope of which it was determined that the Employee would serve as the Company’s CTO; and

Whereas
the parties wished to add to and alter the contract in accordance with the terms and conditions of an investment agreement that was conditional, inter alia, on alteration of the terms and conditions of the Employee’s employment as provided below;

accordingly, it is provided between the parties as follows:

1.	It is agreed that the Employee shall continue working for the Company in the position of COO.

2.
Notwithstanding the contract’s provisions, if the Company decides to terminate the Employee’s employment, it may do so on prior written notice of 60 days, or earlier notice, if such is necessary in light of the Employee’s functioning in the Company and the need to replace him in an orderly manner.

For the avoidance of doubt, the aforesaid does not deny the Company the right to terminate the Employee’s employment forthwith in the event of dismissal in circumstances denying the Employee the right to severance pay.

3.
In the event of termination of the Employee’s employment by the Company in circumstances in which the Employee is entitled to severance pay, the Employee shall be entitled, at the end of the period of the employer-employee relations, to additional payment in the equivalent of two months’ salary, computed on the basis of his last salary.

4.
The Employee undertakes to sign, at the time of signing this annex to the employment contract, a confidentiality and non-competition undertaking to the Company, in the manner and form of wording prevailing at the Company at the time of signature.

5.
Subject to the provisions of the employee option plan approved by the Company’s board of directors (hereinafter – the “plan”), the Company shall allot the Employee additional options to purchase ordinary shares of the Company at an exercise price of NIS 0.01 per share, as follows:

(a)	immediately upon the plan’s approval, the Company shall allot the Employee an option to purchase 6,907 ordinary shares, which shall be exercisable immediately;

(b)
on attainment of the second milestone (as such expression is defined in the investment agreement of January ___, 2003 (hereinafter – the “investment”) or receipt of FDA approval for the Company’s application to this authority – whichever is earlier – the Company shall allot the Employee an option to purchase 2,337 ordinary shares, of which 1,169 options shall be exercisable immediately and the balance shall be exercisable 12 months after the option allotment date;

(c)	at the end of three years from the initial closing date of the investment, the Company shall allot the Employee an option to purchase 2,337 ordinary shares, which shall be exercisable immediately.

For the avoidance of doubt, it is expressed that after the options’ allotment as aforesaid, the Employee shall have options to purchase 15,581 ordinary shares of the Company (including an option to purchase 4,000 ordinary shares that was allotted to it in the past).

6.	Subject and in addition to the following provisions, the contract shall continue to regulate the relationship between the Employee and the Company.

The Company By: /s/ Zeev Zehavi Name: Zeev Zehavi	The Employee /s/ Eliyahu Zehavi Name: Eliyahu Zehavi